Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4TH QUARTER AND YEAR END RESULTS

March 6, 2009

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced results for the year and fourth quarter of 2008.

For the year ended December 31, 2008, First PacTrust Bancorp reported a net loss of $529 thousand, a decrease of $3.5 million or 117.9% compared to net income of $3.0 million for the year ended December 31, 2007. The Company reported a basic and diluted net loss per share of $0.15 compared to basic and diluted earnings of $0.71 and $0.70 for the prior year. For the quarter ended December 31, 2008, the company reported a net loss of $1.3 million, a decrease of $2.2 million or 259.9% compared to net income of $840 thousand for the fourth quarter of 2007. The basic and diluted net loss per share for the quarter was $0.35 compared to basic and diluted earnings per share of $0.20 for the fourth quarter of 2007.

The past year proved to be an extremely challenging operating environment, as witnessed by the continued deterioration of the housing market including declining home prices, increasing delinquencies and foreclosures, and a significant increase in unemployment. These combined factors have resulted in a substantial increase to the Company’s non-performing assets and loan loss provisions. The Company’s non-performing assets have increased $32.8 million over the prior year to $46.9 million, while the Company increased the provision for loan losses by $13.5 million for the year ended December 31, 2008 compared to $1.6 million for the prior year. Hans Ganz, President and Chief Executive Officer, stated that “We are pleased with the annual results in light of current economic conditions and the disappearance of six of our main competitors in the marketplace. Despite conservative underwriting and avoiding sub prime lending, the Company, like other financial institutions, has experienced significant loan losses due to the negative impact the economy has had on our borrowers. On the positive side, the Company is encouraged by the increase in our net interest income and resulting increased margins, which reflects the growth in our loan portfolio during this difficult economic environment as well as a significant reduction in our cost of funds. We believe that 2009 will be another challenging year for financial institutions in general. However, by aggressively managing our troubled assets and improving our current margins we look forward to better results in the coming year.”

Nonperforming loans increased $2.9 million for the quarter ended December 31, 2008 following an increase of $7.5 million in the third quarter ended September 30, 2008. At December 31, 2008, real estate acquired in settlement of loans totaled $158 thousand which is included in the nonperforming asset total above. This amount is based on the fair value of the collateral and consisted of one single family property currently held for sale. Net charge-offs for the year totaled $1.6 million compared to $24 thousand for the year ended December 31, 2007. Net charge-offs consisted primarily of eight one-to four- family loans totaling $658 thousand, one commercial business loan totaling $647 and two home equity line of credit loans totaling $197 thousand. The allowance for loan losses as a percentage of loans outstanding was 2.26% at December 31, 2008 compared to 0.87% at December 31, 2007.

For the year ended December 31, 2008, net interest income before provision for loan losses increased $6.0 million to $22.9 million, compared to $16.9 million for the prior year, primarily due to a 105 basis point decrease in the Company’s cost of funds. For the fourth quarter ended December 31, 2008, net interest income before provision for loan losses increased $1.8 million to $6.1 million, compared to $4.3 million in the same period of the prior year, due also to the Company’s decreasing cost of funds.

For the year ended December 31, 2008, interest income increased approximately $185 thousand, to $45.9 million, from $45.7 million in the same period of the prior year, due primarily to a $49.8 million increase in the average balance of loans receivable. For the fourth quarter ended December 31, 2008, interest income increased $468 thousand, to $11.7 million, from $11.2 million for the same period of the prior year due also to a lower average yield on the average balance of loans receivable.

Total interest expense decreased $5.8 million to $23.0 million for the year ended December 31, 2008 and $1.3 million to $5.6 million for the fourth quarter ended December 31, 2008 due primarily to a decrease in the Company’s average cost of funds. The Company’s margins have substantially increased over the prior year’s period with the net interest spread increasing 75 basis points to 2.64% and the net interest margin increasing 65 basis points to 2.92% for the year ended December 31, 2008.

Noninterest expense decreased $560 thousand, or 4.0%, to $13.5 million for the year ended December 31, 2008 from $14.1 million for the prior year. The decline was primarily due to lower ESOP compensation expense resulting from a decrease in the fair value of the Company’s stock during the current year, as a large portion of the awards fully vested in April 2008.

Total deposits increased by $24.0 million, or 4.2%, to $598.2 million at December 31, 2008 from $574.2 million at December 31, 2007.

On November 21, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), the Company sold to Treasury 19,300 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Series A Preferred Stock”), liquidation preference amount of $1,000 per share, for an aggregate purchase price of $19.3 million, and concurrently issued to Treasury a ten-year warrant to purchase up to 280,795 shares of the Company’s common stock at an exercise price of $10.31 per share. The Company, since the November 19, 2009 funding date and through February 27, 2009, has purchased a total of $35.5 million of mortgage-backed securities that are collateralized with one-to four- residential loans, and has originated $20.9 million of residential real estate first and second trust deed mortgage loans. For the year ended December 31, 2008, net loans receivable increased by $82.9 million, or 11.7%, to $793.0 million from $710.1 million at December 31, 2007. The Company’s increase in loan balances was primarily attributable to growth in one-to four- family loans and the Company’s Green account loan product.

Equity increased $14.6 million to $98.7 million at December 31, 2008, from $84.1 million at December 31, 2007. The increase in equity was due to the following: the issuance of the preferred stock related to the Treasury’s capital purchase program, net of filing fees and costs, in the amount of $19.1 million, ESOP shares earned of $586 thousand and an increase in stock awards earned of $369 thousand. Equity decreased primarily due to the payment of dividends of $3.2 million, the purchase of treasury stock in the amount of $2.2 million and total net loss for the year of $529 thousand. The Company remains in excellent financial condition, and all of the Bank’s regulatory capital ratios continue to exceed standards to be considered “well capitalized”.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached. Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,682	$11,214	$45,896	$45,711
Total interest expense	5,623	6,944	23,021	28,847

Net interest income	6,059	4,270	22,875	16,864
Provision/(reduction) for loan losses	6,177	874	13,547	1,588

Net interest income after provision for loan losses	(118)	3,396	9,328	15,276
Noninterest income	474	589	2,202	2,391
Noninterest expense	3,365	3,288	13,522	14,082

Income/(loss) before taxes	(3,009)	697	(1,992)	3,585
Income tax provision/(benefit)	(1,666)	(143)	(1,463)	624

Net income/(loss)	$(1,343)	$840	$(529)	$2,961

Earnings/(Loss) per share
Basic	$(.35)	$.20	$(.15)	$.71

Diluted	$(.35)	$.20	$(.15)	$.70

	December 31, 2008	December 31, 2007
	(In thousands)
Selected Financial Condition Data
Total assets	$876,520	$774,720
Cash and cash equivalents	19,237	21,796
Loans receivable, net	793,045	710,095
Securities available-for-sale	17,565	4,367
Bank owned life insurance investment	17,565	17,042
Deposits	598,177	574,151
Advances from Federal Home Loan Bank	175,000	111,700
Shareholders’ equity	98,723	84,075

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital (to risk- weighted assets)	$80,218	12.18%	$52,667	8.00%	$65,833	10.00%
Tier 1 capital (to risk- weighted assets)	75,694	11.50	26,333	4.00	39,500	6.00
Tier 1 (core) capital (to adjusted tangible assets)	75,694	8.64	35,053	4.00	43,816	5.00

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Selected Financial and Capital Ratios (1)
Return on average assets	(.63%)	.44%	(.06%)	.38%
Return on average equity	(5.88%)	4.00	(.62%)	3.54
General and administrative expenses to average assets	1.57	1.71	1.64	1.81
Efficiency ratio (2)	51.51	67.67	53.92	73.13
Net interest margin	2.96	2.33	2.92	2.27

	Twelve months ended December 31,
	2008	2007
Allowance for loan losses as % of loans	2.26	0.87
Nonperforming loans to total assets (3)	5.36	1.82
Book value per common share (4)	18.73	19.99

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income.

(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares, unearned stock awards and preferred stock.